MIDDLESEX WATER COMPANY ANNOUNCES

FIRST QUARTER 2017 FINANCIAL RESULTS

ISELIN, N.J.,(May 4, 2017) -- Middlesex Water Company (the "Company" or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services in New Jersey and Delaware, today announced operating results for the quarter ended March 31, 2017.

First Quarter Operating Results

Consolidated operating revenues for the quarter ended March 31, 2017 were $30.1 million, a $0.4 million decrease from the same period in 2016. Net income was $4.4 million, a decrease from $4.8 million from the same period in 2016.   Basic and diluted earnings per share were $0.27 each for the three months ended March 31, 2017, down from $0.29 each for the same period in 2016.

Revenues in the Company’s Middlesex System in New Jersey decreased $0.8 million from the same period in 2016, due to lower water usage by commercial, industrial and contract customers. Revenues in our Delaware System, Tidewater Utilities, Inc. increased $0.4 million due to customer growth.

Operation and maintenance expenses for the first quarter decreased $0.1 million from the same period in 2016. This was due primarily to one-time insurance policy refunds of $0.3 million, which were partially offset by higher labor related costs of $0.2 million.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Water consumption in the first quarter of any year is generally moderate in the absence of outdoor usage, and subject to small variations that impact operating revenues. Increases in depreciation, labor and numerous other operating costs are not impacted by seasonality. Drought warnings in our New Jersey systems were recently lifted and we are poised to meet our customers’ water consumption needs as warmer weather approaches. We continue to closely monitor our revenues and costs to determine the timing of any potential rate filings in both our New Jersey and Delaware regulated utilities.”

Dividend Declaration

In April, the Board of Directors declared a quarterly dividend of $0.21125 per common share, payable June 1, 2017 to holders of record as of May 12, 2017. Middlesex has paid cash dividends continually since 1912 and has increased its annual dividend rate for 44 consecutive years. Information about Middlesex’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found on our website.

Annual Meeting

The Company will host its Annual Meeting of Shareholders on Tuesday, May 23, 2017, beginning at 11:00 a.m. at its corporate headquarters at 1500 Ronson Road in Iselin, NJ. To view the Company’s 2016 Annual Report visit http://investors.middlesexwater.com

About Middlesex Water Company

Organized in 1897, Middlesex provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For additional information regarding Middlesex Water Company, visit www.middlesexwater.com

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2017	2016

Operating Revenues	$30,131	$30,579

Operating Expenses:
Operations and Maintenance	15,734	15,828
Depreciation	3,308	3,137
Other Taxes	3,309	3,312

Total Operating Expenses	22,351	22,277

Operating Income	7,780	8,302

Other Income (Expense):
Allowance for Funds Used During Construction	119	61
Other Income	6	48
Other Expense	(5)	(18)

Total Other Income, net	120	91

Interest Charges	1,003	978

Income before Income Taxes	6,897	7,415

Income Taxes	2,456	2,625

Net Income	4,441	4,790

Preferred Stock Dividend Requirements	36	36

Earnings Applicable to Common Stock	$4,405	$4,754

Earnings per share of Common Stock:
Basic	$0.27	$0.29
Diluted	$0.27	$0.29

Average Number of Common Shares Outstanding:
Basic	16,299	16,233
Diluted	16,455	16,389

Cash Dividends Paid per Common Share	$0.2113	$0.1988